Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BLINK COUTURE INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF JUNE, A.D. 2008, AT 1:25 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State

3718482 8100

AUTHENTICATION: 6662103

080690924

DATE: 06-16-08

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:25 PM 06/13/2008
FILED 01:25 PM 06/13/2008
SRV 080690924 - 3718482 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF BLINK COUTURE INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Blink Couture Inc. held on March 10, 2008, the Directors approved the following resolution:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing "Article IV Authorized Shares" by (a) amending Article IV(A) "Classes of Stock" in its entirety to read as follows:

"The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the Corporation is authorized to issue is one hundred twenty million (120,000,000) shares, each with a par value of $0.0001 per share. One hundred million (100,000,000) shares shall be Common Stock and twenty million (20,000,000) shares shall be Preferred Stock."

SECOND: That thereafter, pursuant to Delaware General Corporation Laws Section 228, a consent in writing, setting forth the action so taken, was signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10th day of June, 2008.

By: */s/ Thomas W. Colligan*
Name: Thomas W. Colligan
Title: President